Exhibit 99.1

PepsiCo Names Maura Abeln Smith EVP of Government Affairs,
General Counsel and Corporate Secretary

Smith will succeed Larry Thompson, who is retiring from the company

PURCHASE, N.Y. – March 25, 2011 – PepsiCo today announced the appointment of Maura Abeln Smith to the position of executive vice president of government affairs, general counsel and corporate secretary, effective May 5. Smith will succeed Larry Thompson, who is retiring from the company to assume a teaching position at the University of Georgia Law School.

Smith, who will report to PepsiCo Chairman and CEO Indra Nooyi, will be responsible for the company’s worldwide legal function and government affairs organization.

“Larry leaves an indelible mark on PepsiCo. His deep knowledge of the law and impeccable personal integrity have contributed to our success as a company and made him a trusted business advisor to me and the entire PepsiCo Board of Directors,” Nooyi said. “We thank him for everything he has done to make PepsiCo one of the world’s most admired companies and wish him the very best in this next chapter of his life.

“We’re delighted to welcome Maura to the PepsiCo leadership team,” Nooyi continued. “In addition to her vast understanding of complex legal and regulatory issues, Maura also brings a unique combination of sharp business intellect, strong leadership skills and uncompromising ethical standards to the role. She has built a record of distinction throughout her career and PepsiCo will benefit from her counsel.”

Smith has nearly 30 years of experience as a corporate attorney. Most recently, she served for eight years as senior vice president, general counsel, corporate secretary and global government relations of International Paper, the world’s largest global paper and forest products company.

Prior to joining International Paper, Smith served as SVP, general counsel and secretary at Owens Corning, a global building materials business, for five years. She oversaw the company’s reorganization as chief restructuring officer and served as a member of the board of directors. She also spent eight years at General Electric, where she was vice president and general counsel at the GE Plastics Division. Earlier in her career, she was a partner at the law firm Baker & McKenzie.

Smith earned a B.A. from Vassar College with highest honors. She was one of the first women awarded a Rhodes Scholarship to Oxford University, where she earned an M.Phil. in economics. She went on to earn a J.D. degree, with honors, from the University of Miami School of Law as a John M. Olin Fellow in Law & Economics.

Thompson has served as PepsiCo’s SVP of government affairs, general counsel and corporate secretary since 2004. During that time, he has helped to guide the company through some of the largest M&A transactions in its history, including the acquisitions of The Pepsi Bottling Group and PepsiAmericas, Wimm-Bill-Dann and Lebedyansky. He has also been instrumental in shaping and advancing the company’s commitment to Performance with Purpose.

Before joining PepsiCo, Thompson was a senior fellow with the Brookings Institution in Washington, D.C. He also served in the U.S. Department of Justice as Deputy Attorney General and led the Department’s National Security Coordination Council. Earlier in his career, Thompson was a partner in the Atlanta law firm of King & Spalding and also served as the U.S. Attorney for the Northern District of Georgia.

About PepsiCo
PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that generate more than $1 billion in annual retail sales each. Our main businesses — Quaker, Tropicana, Gatorade, Frito-Lay, and Pepsi-Cola — also make hundreds of other enjoyable and wholesome foods and beverages that are respected household names throughout the world. With net revenues of approximately $60 billion, PepsiCo’s people are united by our unique commitment to sustainable growth by investing in a healthier future for people and our planet, which we believe also means a more successful future for PepsiCo. We call this commitment Performance with Purpose: PepsiCo’s promise to provide a wide range of foods and beverages for local tastes; to find innovative ways to minimize our impact on the environment, including by conserving energy and water usage, and reducing packaging volume; to provide a great workplace for our associates; and to respect, support, and invest in the local communities where we operate. For more information, please visit www.pepsico.com.

Media Contact:
Jeff Dahncke
Director, Media Bureau
+1 914-253-3941
jeff.dahncke@pepsico.com

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